As filed with the Securities and Exchange Commission on September 7, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CONCEPTUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	Conceptus, Inc.	97-3170244
(State or other jurisdiction	1021 Howard Avenue	(I.R.S. employer
of incorporation or organization)	San Carlos, CA 94070	identification number)
(650) 628-4700
(Address, including zip code, and
telephone number, including area code,
of registrant’s principal executive offices)

Mark Sieczkarek

President and CEO
Conceptus, Inc.
1021 Howard Avenue
San Carlos, CA  94070
(650) 628-4700

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Michael W. Hall, Esq.

Ora T. Fisher, Esq.

Latham & Watkins

135 Commonwealth Drive

Menlo Park, California  94070

(650) 328-4600

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock ($0.003 par value)	3,186,389	$10.37	$33,042,853.93	$3,889.14
Preferred Shares Purchase Rights (2)	N/A	N/A	N/A	N/A

(1)          Estimated solely for the purpose of computing the amount of registration fee, based on the average of the high and low prices for the Common Stock as reported on the Nasdaq National Market on August 31, 2005, in accordance with Rule 457(c) promulgated under the Securities Act of 1933.

(2)          Preferred share purchase rights are attached to and trade with the common stock of Conceptus, Inc. The value attributable to such rights, if any, is reflected in the market price of the common stock.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed.  These securities may not be sold until the related registration statement filed with the Securities and Exchange Commission becomes effective.  This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

SUBJECT TO COMPLETION, DATED September 7, 2005

CONCEPTUS, INC.

3,186,389 Shares of Common Stock

This prospectus covers up to 3,186,389 shares of Conceptus’ common stock that may be offered for sale by the stockholders named in this prospectus and the person(s) to whom such stockholders may transfer their shares.  The selling stockholders and any broker-dealer who may participate in sales of the shares may use this prospectus.  See “Plan of Distribution.”

We will not receive proceeds from the sale of the shares.  We will bear substantially all expenses of the registration of the shares.  The selling stockholders will pay any underwriting fees, discounts or commissions, and transfer taxes.

Our common stock is traded on the Nasdaq National Market under the symbol “CPTS.”  On August 31, 2005, the last sale price for the common stock as reported on the Nasdaq National Market was $10.48.

Investing in the common stock involves certain risks.

See “Risk Factors” on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 7, 2005.

We have not authorized any dealer, salesperson or other person to give any information or make any representations that differ from what is contained in this prospectus.  You should not rely on any unauthorized information.  This prospectus does not offer to sell or seek offers to buy any shares in any jurisdiction in which it is unlawful.  The information in this prospectus is current only as of its date.

SUMMARY OF OUR BUSINESS

We develop, manufacture and market the EssureTM system, an innovative and proprietary non-incisional permanent birth control device for women. The Essure system is a soft and flexible micro-insert delivered into a woman’s fallopian tubes designed to provide permanent birth control by causing a benign tissue in-growth that blocks the fallopian tubes. A successfully placed Essure micro-insert prohibits the egg from traveling through the fallopian tubes and therefore prevents fertilization. The Essure placement procedure is typically performed as an outpatient procedure and is intended to be a less invasive and a less costly alternative to tubal ligation, the leading form of birth control in the United States and worldwide.

Conceptus is a Delaware corporation formed in 1992.  Our principal executive offices are located at 1021 Howard Avenue, San Carlos, California 94070, telephone (650) 628-4700.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should consider carefully the risk factors contained in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and all other information contained in and incorporated by reference in this prospectus before deciding to purchase shares of our common stock.  Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements, which are based on assumptions and describe our future plans, strategies and expectations, are generally identifiable by the use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” or similar expressions.  These forward-looking statements are subject to risks, uncertainties and assumptions.  Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth under the caption “Risk Factors” and the documents incorporated by reference in this prospectus.  If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph.

THE SELLING STOCKHOLDERS

The following table provides information regarding the shares held as of August 31, 2005 and to be offered under this prospectus from time to time by each selling stockholder.  Because the selling stockholders may sell all, some or none of their shares using this prospectus, only an estimate can be given as to the number and percentage of shares that each selling stockholder will hold upon termination of this offering.  Our estimate assumes all of the shares being offered under this prospectus are sold by the selling stockholders and is based on an aggregate of  28,933,980 shares of common stock issued and outstanding as of August 31, 2005.  We sold the shares to the selling stockholders in a private placement transaction for either $7.20 per share or $8.10 per share on August 11, 2005.  In connection with the sale, we agreed to file a registration statement providing for the resale of the shares as described in this prospectus.

	Number of Shares Owned Prior to this	Number of Shares	Shares and Percentage Owned After the Offering
Selling Stockholder(1)	Offering	Being Offered	Shares	Percentage

VantagePoint Venture Partners IV (Q), L.P.(2)	2,254,935	2,254,935	0	*

VantagePoint Venture Partners IV, L.P.(2)	225,742	225,742	0	*

VantagePoint Venture Partners IV Principals Fund, L.P. (2)	8,213	8,213	0	*

Robert V. Toni(3)	54,170	50,000	4,170	*

Allison A. Sieczkarek	2,500	2,500	0	*

Scott A. Sieczkarek	2,500	2,500	0	*

Kevin N. Sieczkarek	2,500	2,500	0	*

Mark M. Sieczkarek(4)	79,500	2,500	77,000	*

Thomas F. Bonadio(3)	15,970	3,500	12,470	*

Ulric Cote(6)	39,000	3,000	36,000	*

Gregory E. Lichtwardt(5)	37,499	1,499	36,000	*

Lisa Pohmajevich(6)	25,000	1,000	24,000	*

Kathryn Tunstall(7)	124,667	500	124,167	*

Peter L. Wilson(3)	14,170	3,000	11,170	*

Federated Kaufmann Fund, a portfolio of Federal Equity Fund	5,558,886	625,000	4,933,886	17.05%

Total	8,445,252	3,186,389	5,258,863

*Less than 1% of the total shares of Common Stock issued and outstanding as of August 31, 2005.

(1) Except as listed below, we are unaware of any other material relationship between these selling shareholders and Conceptus in the past three years, other than as a result of ownership.

(2) Ms. Annette Bianchi is an affiliate of VantagePoint Venture Partners and a member of our Board of Directors.

(3) Member of our Board of Directors.

(4) Member of our Board of Directors and our Chief Executive Officer.

(5) Our Executive Vice President, Treasurer and Chief Financial Officer.

(6) An Executive Officer of Conceptus.

(7) Chairman of our Board of Directors.

PLAN OF DISTRIBUTION

We are registering the shares on behalf of the selling stockholders.  When we use the term “selling stockholders” in this prospectus, it includes donees, pledgees and other transferees who are selling shares received after the date of this prospectus from a selling stockholder whose name appears in “The Selling Stockholders.”

Selling stockholders may sell shares from time to time in a number of ways, including:

•                       in block transactions;

•                       on the Nasdaq National Market or other national securities exchange on which the shares are traded;

•                       in the over-the-counter market;

•                       in negotiated transactions;

•                       through put or call option transactions relating to the shares;

•                       through short sales of shares (to extent required by law); or

•                       through a combination of these methods of sale, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with any proposed sale of shares by the selling stockholders.

The selling stockholders may sell shares in any manner permitted by law, including by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals.  These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both.  The compensation paid to a particular broker-dealer might be in excess of customary commissions.

The selling stockholders and any broker-dealers who act in connection with the sale of shares may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act.  Any commissions received by these broker-dealers and any profit on shares they resell while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act.  Because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.  We have informed the selling stockholders that the anti-manipulation provisions of Regulation M under the Exchange Act may apply to their sales in the market.

Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

If we are notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act.  The prospectus supplement will disclose:

•                       the names of the selling stockholder and the participating broker-dealer(s);

•                       the number of shares involved;

•                       the price at which the shares were sold;

•                       the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

•                       that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•                       other facts material to the transaction.

In addition, if we are notified by a selling stockholder that a donee, pledgee or other transferee intends to sell more than 500 shares, we will file a supplement to this prospectus if required by law.

We will pay all costs, expenses and fees in connection with the registration of the shares.  The selling stockholders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of shares.

We have agreed to indemnify the selling stockholders against certain civil liabilities, including liabilities under the Securities Act. Such indemnification is included in the Form of Stock Purchase Agreement dated August 9, 2005, a copy of which is attached hereto as Exhibit 4.1.

LEGAL MATTERS

The validity of the shares offered hereby has been passed upon for Conceptus by Latham & Watkins LLP, Menlo Park, California.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the registration statement with respect to the shares and the exhibits and schedules to the registration statement.  For further information about Conceptus and the shares, reference is made to the registration statement.

Conceptus is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance with the Securities Exchange Act of 1934, files annual and quarterly reports, proxy materials and other information with the SEC.  You can inspect and copy reports and other information filed by Conceptus with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.  You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300.  The SEC also maintains an internet site at http://www.sec.gov that contains reports and proxy and information statements regarding issuers, including Conceptus, that file electronically with the SEC.

The following documents are incorporated by reference in this prospectus:

(a)                                  Conceptus’ Annual Report on Form 10-K for the year ended December 31, 2004, containing audited financial statements for each of the years in the three-year period ended December 31, 2004.

(b)                                 Conceptus’ Proxy Statement for the 2005 Annual Meeting of Stockholders.

(c)                                  Conceptus’ Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005.

(e)                                  The description of common stock contained in Conceptus’ registration statement on Form 8-A (File No. 0-27596) filed with the SEC on December 26, 1995, and on Form 8-A12G filed with the SEC on February 28, 1997.

(f)                                    Conceptus’ Current Reports on Form 8-K and Form 8-K/A filed with the SEC on January 11, 2005, January 14, 2005, March 1, 2005, March 14, 2005, April 26, 2005, July 14, 2005, July 20, 2005, July 27, 2005, August 10, 2005, August 12, 2005 and August 22, 2005.

All documents we file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering of the shares shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from their dates of filing.  Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon written request, you may obtain without charge a copy of any or all of the documents incorporated by reference in this prospectus (other than exhibits to such documents which are not specifically incorporated by reference therein).  Upon written request, you may also obtain without charge copies of this prospectus, as amended or supplemented from time to time, and any other documents (or parts of documents) that constitute part of this prospectus under Section 10(a) of the Securities Act of 1933.  Requests for such copies should be addressed to Gregory Lichtwardt, Executive Vice President and Chief Financial Officer, Conceptus, Inc., 1021 Howard Avenue, San Carlos, California 94070 (telephone number (650) 628-4700).

3,186,389 SHARES

CONCEPTUS, INC.

COMMON STOCK

PROSPECTUS

September 7, 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The expenses relating to the registration of the shares will be borne by Conceptus.  Such expenses are set forth in the table below.

Securities Act Registration Fee	3,889
Nasdaq National Market Listing Fee	17,500
Legal Fees and Expenses*	50,000
Accounting Fees and Expenses*	5,000
Transfer Agent’s Fee	1,000
Miscellaneous*	2,611
Total*	$80,000

*  Estimated.

Item 15.  Indemnification of Directors and Officers.

Conceptus’ Amended and Restated Certificate of Incorporation, as amended, provides that to the fullest extent permitted by the Delaware General Corporation Law, a director of Conceptus shall not be personally liable to Conceptus or its stockholders for monetary damages for breach of fiduciary duty as a director.  Under current Delaware law, liability of a director may not be limited (i) for any breach of the director’s duty of loyalty to Conceptus or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit.  The effect of the provision of Conceptus’ Amended and Restated Certificate of Incorporation is to eliminate the rights of Conceptus and its stockholders (through stockholders’ derivative suits on behalf of Conceptus) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above.  This provision does not limit or eliminate the rights of Conceptus or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care.  In addition, Conceptus’ Amended and Restated Certificate of Incorporation provides that Conceptus shall indemnify to the fullest extent permitted by law its directors, officers and employees and persons serving at any other enterprise as a director, officer or employee at Conceptus’ request against losses incurred by any such person by reason of the fact that such person was acting in such capacity.

In addition, Conceptus has entered into agreements with certain directors and officers of Conceptus pursuant to which Conceptus has agreed to indemnify such persons against expenses (including attorneys’ fees), judgments, fines and certain amounts paid in settlement actually and reasonably incurred by such indemnified person if such person is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such indemnified person is or was a director, officer, employee or agent of Conceptus or any subsidiary of Conceptus, due to any action or inaction on the part of the indemnified person while an officer or director, or because the indemnified person is or was serving at the request of Conceptus as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, so long as such indemnified person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Conceptus and, with respect to any criminal action or proceeding, if such indemnified person had no reasonable cause to believe his or her conduct was unlawful.  The agreements also provide that such indemnified persons will be entitled to an advance of expenses to meet the obligations indemnified against as set forth above.

Item 16.  Exhibits.

The following documents are filed as part of this registration statement.

Exhibit Number	Description

4.1	Form of Stock Purchase Agreement dated August 9, 2005 by and among Conceptus, Inc. and the selling stockholders.

5.1	Opinion of Latham & Watkins.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Latham & Watkins (included in its opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

Item 17.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any derivation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously discussed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Carlos, State of California, on September 7, 2005.

CONCEPTUS, INC.,
a Delaware corporation

By:	/s/ Mark Sieczkarek
Mark Sieczkarek
President and CEO

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mark Sieczkarek and Greg E. Lichtwardt, jointly and severally, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kathryn Tunstall	Chairman of the Board	September 7, 2005
Kathryn Tunstall	of Directors

/s/ Mark Sieczkarek	President and CEO	September 7, 2005
Mark Sieczkarek	(Principal Executive Officer)

/s/ Gregory E. Lichtwardt	Executive Vice President,	September 7, 2005
Gregory E. Lichtwardt	Treasurer and Chief Financial
Officer
(Principal Financial and
Accounting Officer)

/s/ Annette Bianchi	Director	September 7, 2005
Annette Bianchi

/s/ Florence Comite, M.D.	Director	September 7, 2005
Florence Comite, M.D.

/s/ Robert V. Toni	Director	September 7, 2005
Robert V. Toni

/s/ Peter L. Wilson	Director	September 7, 2005
Peter L. Wilson

/s/ Michael A. Baker	Director	September 7, 2005
Michael A. Baker

/s/ Thomas F. Bonadio	Director	September 7, 2005
Thomas F. Bonadio

EXHIBIT INDEX

Exhibit Number	Description

4.1	Form of Stock Purchase Agreement dated August 9, 2005 by and among Conceptus, Inc. and the selling stockholders.

5.1	Opinion of Latham & Watkins.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Latham & Watkins (included in its opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on signature page).